Exhibit 3.4

AMENDMENTS TO BYLAWS OF

NATIONAL INSTRUMENTS CORPORATION

December 19, 2007

Article III, Section 3.7 of the bylaws ("Bylaws") of National Instruments Corporation (the "Company"), which reads as follows is hereby deleted:

"Section 3.7 Election of Officers. At the first meeting of the board of directors after each annual meeting of stockholders at which a quorum shall be present, the board of directors shall elect the officers of the Corporation."

Article VII, Section 7.1 of the Company's Bylaws is hereby amended and restated to read as follows in its entirety:

"Section 7.1 Certificates for Shares. The shares of the Corporation shall be represented by certificates, provided that the board of directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation's stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock of the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman or vice-chairperson of the board of directors, or the President or vice-president and by the Secretary or an assistant secretary of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be by a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form."

Article VII, Section 7.3 of the Company's Bylaws is hereby amended and restated to read as follows in its entirety:

"Section 7.3 Transfer of Shares. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the record holder of such stock or by his or her attorney lawfully constituted in writing and, if such stock is certificated, upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued."